Exhibit 99.1

IRIDEX Announces 2017 Third Quarter Financial Results

MOUNTAIN VIEW, Calif., November 2, 2017 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the third quarter and nine months ended September 30, 2017.

Third Quarter Highlights

•	Record third quarter revenue of $10.9 million, an 11% year-over-year increase
•	Shipped 111 Cyclo G6 systems and approximately 7,800 G6 probes
•	Significantly expanded marketing presence at worldwide industry events:
o	European Society of Cataract and Refractive Surgeons (ESCRS) in Lisbon: G6 symposium with more than 200 physicians in attendance
o	Japan Clinical Ophthalmology (JCO) in Tokyo: G6 seminar with more than 250 physicians in attendance
o	German Ophthalmological Society (DOG) in Berlin: Significant booth presence as part of launch of G6 in Germany
o	American Academy of Ophthalmology (AAO) in New Orleans: Expect significant presence at the upcoming meeting with numerous booth presentations scheduled by leading physicians
•

Medical laser and ophthalmic care veteran George Marcellino, Ph.D., a member of IRIDEX’s board of directors, joined the Company as VP of Clinical Affairs. Dr. Marcellino was most recently a co-founder of OptiMedica, an ophthalmic laser company

“Sales of our G6 systems continued to gain momentum in the third quarter, through both new and expanded relationships with large hospital networks, ophthalmology clinics, and ambulatory surgery centers.  In addition, we saw pockets of improved probe utilization in the form of re-orders, with meaningful opportunity ahead to grow this segment of our business,” said William M. Moore, President and CEO. “This broadening interest in our platform is a positive development that enables us to confidently continue the expansion of our commercial infrastructure to address this transformational opportunity we see for our business.”

Third Quarter 2017 Financial Results

Revenue for the three months ended September 30, 2017 increased 11% to $10.9 million from $9.8 million during the same period of the prior year. The increase in revenue was primarily driven by an increase in our G6 and medical retina product revenues and partially offset by the flat surgical retina product revenue.

Gross profit for the third quarter of 2017 was $4.4 million, or 40.2% gross margin, compared to $4.2 million, or 43.4% gross margin, in the same period of the prior year. Gross margin was primarily impacted by an unfavorable shift to lower margin products due to product and geographic mix, partially offset by a decrease in manufacturing overhead spending.

Exhibit 99.1

Operating expenses for the third quarter of 2017 were $7.4 million compared to $5.5 million in the same period of the prior year. This increase is attributable to investments to support the Company’s commercial infrastructure, including increased sales and marketing expenses.

Loss from operations for the third quarter of 2017 was $3.1 million, compared to loss from operations of $1.2 million for the same period of the prior year.

Cash and cash equivalents were $22.8 million as of September 30, 2017.

Guidance for Full Year 2017

IRIDEX reiterates its previously provided estimate for revenue, and G6 system and G6 probe shipments for full year 2017.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 97404348.  A live and archived webcast of the event will be available on the “Investor Relations” section of the Company’s website at: www.iridex.com.  A telephone replay will also be available beginning Thursday, November 2, 2017 through Friday, November 3, 2017 by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, using conference ID: 97404348.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning amount and timing of revenue and Cyclo G6 system and probe sales for fiscal 2017, future demand and order levels for the Company's products, future operating expenses, changes in personnel, product development and intellectual property related matters, the adoption and effect of Company products on its results, the markets in which the Company operates, usage and efficacy of the Company's products, the Company’s future financial results, and the Company's strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our

Exhibit 99.1

Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@iridex.com

Exhibit 99.1

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30	October 1,	September 30,	October 1,
	2017	2016	2017	2016

Total revenues	$10,865	$9,789	$31,350	$33,628
Cost of revenues	6,492	5,544	18,017	18,352
Gross profit	4,373	4,245	13,333	15,276

Operating expenses:
Research and development	1,428	1,256	4,452	4,007
Sales and marketing	3,769	2,378	10,346	7,212
General and administrative	2,422	1,858	6,380	5,546
Gain on sale of intellectual property	(175)	—	(175)	—
Total operating expenses	7,444	5,492	21,003	16,765

Loss from operations	(3,071)	(1,247)	(7,670)	(1,489)
Other expense, net	(16)	(51)	(19)	(83)
Loss from operations before provision for (benefit from) income taxes	(3,087)	(1,298)	(7,689)	(1,572)
Provision for (benefit from) income taxes	9	(627)	23	(674)
Net loss	$(3,096)	$(671)	$(7,712)	$(898)

Net loss per share:
Basic	$(0.27)	$(0.07)	$(0.67)	$(0.09)
Diluted	$(0.27)	$(0.07)	$(0.67)	$(0.09)

Weighted average shares used in computing net loss per share
Basic	11,569	10,129	11,544	10,083
Diluted	11,569	10,129	11,544	10,083

Exhibit 99.1

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$22,751	$23,747
Accounts receivable, net	7,390	10,025
Inventories	10,669	11,643
Prepaid expenses and other current assets	671	450
Total current assets	41,481	45,865
Property and equipment, net	1,428	1,534
Intangible assets, net	120	132
Goodwill	533	533
Other long-term assets	48	80
Total assets	$43,610	$48,144

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,864	$1,994
Accrued compensation	2,338	2,346
Accrued expenses	1,680	2,135
Accrued warranty	427	310
Deferred revenue	1,403	1,383
Total current liabilities	7,712	8,168

Long-term liabilities:
Accrued warranty	255	293
Other long-term liabilities	541	523
Total liabilities	8,508	8,984

Stockholders' equity:
Common stock	126	124
Additional paid-in capital	58,810	55,158
Accumulated deficit	(23,834)	(16,122)
Total stockholders' equity	35,102	39,160

Total liabilities and stockholders' equity	$43,610	$48,144